Exhibit B


                                   SOFISERVICE
                   Societe anonyme au capital de 336 120 200 F
                   Siege social: 89 rue Taitbout - 75009 PARIS
                    Tel: 42 85 30 00 - Telecopie: 42 80 68 67



                                                 Paris, March 8, 1996



                        CROWN CORK AND SEAL Company, Inc.
                        9300 Ashton Road
                        PHILADELPHIA, PA 19136
                        USA



Dear Sirs,

Sofiservice hereby agrees to be bound by the Shareholders Agreement, dated February 22, 1996 (an agreed copy of which is attached for identification), among Crown Cork and Seal Company, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania, and Compagnie Generale d'Industrie et de Participations, a societe anonyme organized under the laws of the Republic of France ("CGIP") to the same extent as CGIP.

Sofiservice hereby acknowledges that it is a Controlled Affiliate (as such term is defined in the Shareholders Agreement) of CGIP.

Sincerely yours,



                                                /s/ J-M. Janodet
                                                ----------------
                                                J-M. JANODET
                                                Chairman and CEO

cc: Thomas A. Ralph
    William G. Lawlor
    (Dechert, Price & Rhoads)

Attachment:  Agreed copy of the Shareholders Agreement


         R.C.S. PARIS B 602 038 614 - SIRET 602 038 614 00023 - APE 741J